                                                                  EXHIBIT (a)(8)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 10, 1997 and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf
       of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
       However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of PQR Acquisition
       Corporation by Merrill Lynch, Pierce, Fenner & Smith Incorporated
         (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK,

                      ALL OUTSTANDING SHARES OF SERIES G

                         CONVERTIBLE PREFERRED STOCK

                                      AND

               ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK

                                      OF

                         EXIDE ELECTRONICS GROUP, INC.

                                      AT

                      $20 NET PER SHARE OF COMMON STOCK

                              AND PREFERRED STOCK

                                      AND

                            $6.525 NET PER WARRANT

                                      BY

                          PQR ACQUISITION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF

                              DANAHER CORPORATION


        PQR Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), all outstanding shares of Series G Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the "Warrants"), of Exide Electronics Group, Inc., a Delaware corporation (the "Company"), at a price of $20 per share of Common Stock and Preferred Stock and $6.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, Shares shall mean shares of Common Stock and Preferred Stock and Warrants, and shareholders shall mean holders of Shares. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated Rights issued pursuant to the Rights Agreement, dated as of November 25, 1992 (the "Rights Agreement") between the Company and First Union National Bank of North Carolina, as Rights Agent.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 6, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (ii) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE

COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER OR THE PROPOSED MERGER (AS DEFINED HEREIN), AND (iii) THE BOARD OF DIRECTORS OF THE COMPANY HAVING APPROVED THE OFFER AND THE PROPOSED MERGER FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 IS OTHERWISE INAPPLICABLE TO THE PROPOSED MERGER, SEE SECTION 14 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

        The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent currently intends to propose and seek to have the Company consummate, as soon as practicable following the consummation of the Offer, a merger or other transaction with the Parent (the "Proposed Merger"), pursuant to which each then outstanding share of Common Stock and Preferred Stock (other than Shares owned by the Purchaser or Parent or any of its subsidiaries and, if applicable, Shares owned by shareholders who perfect any applicable dissenters' rights under Delaware law) would be converted into the right to receive an amount in cash equal to the price per share of Common Stock and Preferred Stock paid by the Purchaser pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), timely confirmation of a book-entry transfer of Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

        The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including the occurence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next busioness day after the previously scheduled expiration date of the Offer.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on Wednesday, August 6, 1997 (or, if the Purchaser shall have extended the period of time for which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 7, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates or Rights Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates or Rights Certificates, the serial numbers shown on such Share Certificates or Rights Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. Requests are being made to the Company for the use of the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares and communicating with shareholders in connection with Offer. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                         Call Toll Free (800) 290-6432



                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                          1-800-436-1019 (Toll Free)
                         (212) 449-8209 (Call Collect)


July 10, 1997